Exhibit 5.7

February 7, 2013

Ruby Tuesday, Inc.

150 West Church Avenue

Maryville, Tennessee 37801

Re:	Indenture dated as of May 14, 2012 (the “Indenture”) by and among Ruby Tuesday, Inc., a Georgia corporation (the “Company”), 4721 RT of Pennsylvania, Inc. (the “Pennsylvania Guarantor”), the other parties to the Indenture as Guarantors (those entities, together with the Pennsylvania Guarantor, the “Guarantors”), and Wells Fargo Bank, National Association, a national banking association (“Trustee”).

Ladies and Gentlemen:

We have acted as special counsel to the Pennsylvania Guarantor in connection with the transactions contemplated by the Indenture, specifically, the Company’s offer to exchange up to $238,500,000 aggregate principal amount of the Company’s 7 5/8 % Senior Notes due 2020 which have been registered under the Securities Act of 1933 (the “Notes”) pursuant to a registration statement on Form S-4 (the “Registration Statement”) (such transaction, the “Transaction”).

Reviewed Documents

In our capacity as special counsel, we have examined the Indenture. All capitalized words used in this letter that are not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

In addition, we have also examined the following:

(a)	The Pennsylvania Guarantor’s Articles of Incorporation;

(b)	The Pennsylvania Guarantor’s bylaws;

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(c)	The Written Consent in Lieu of Meeting of the Sole Shareholder of the Pennsylvania Guarantor dated as of January 24, 2013, approving the Articles of Incorporation and Bylaws and the election of Directors;

(d)	The Written Consent Action of the Sole Shareholder of the Pennsylvania Guarantor dated April 19, 2012 (the “Shareholder Authorizing Consent”);

(e)	The Written Consent in Lieu of Meeting of the of Board of Directors of the Pennsylvania Guarantor dated January 28, 2013 (the “Authorizing Consent”)

(f)	The Written Consent in Lieu of Meeting of the of Board of Directors of the Pennsylvania Guarantor dated January 28, 2013, approving the election of Officers;

(g)	Subsistence Certificate for the Pennsylvania Guarantor issued by the Commonwealth of Pennsylvania (the “State”) on January 22, 2013;

(h)	Incumbency and Signature Certificate of the Sole Shareholder dated as of January 28, 2013 (the “Shareholder Incumbency Certificate”);

(i)	Incumbency and Signature Certificate of the Pennsylvania Guarantor dated as of January 28, 2013 (the “Incumbency Certificate”);

(j)	such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the assumptions, qualifications, limitations, exceptions and restrictions noted below.

We have not reviewed any documents other than the Indenture and the documents listed in paragraphs (a) through (j) above, nor have we reviewed any document (other than the Indenture and the documents listed in paragraphs (a) though (j) above) that is referred to or incorporated by reference into the Indenture or the documents listed in paragraphs (a) through (j) above.

Opinions

Based solely upon the foregoing, and subject to the assumptions, qualifications, limitations, exceptions and restrictions hereinafter set forth, we are of the opinion that:

1. The Pennsylvania Guarantor is a corporation validly existing and presently subsisting under the laws of the Commonwealth of Pennsylvania.

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2. The Pennsylvania Guarantor has the requisite corporate power and authority to enter into, execute, deliver and perform its obligations under the Indenture and to incur the obligations provided for therein.

3. The execution, delivery and performance of the Indenture has been duly authorized by all necessary corporate action on the part of the Pennsylvania Guarantor and the Pennsylvania Guarantor has duly executed the Indenture.

4. The execution and delivery by the Pennsylvania Guarantor of the Indenture and the performance by the Pennsylvania Guarantor of its obligations under the Indenture will not result in any violation of (a) the Pennsylvania Guarantor’s articles of incorporation or bylaws, or (b) any Pennsylvania statute or any published rule or regulation issued by any agency of the Commonwealth of Pennsylvania pursuant to any Pennsylvania statute.

5. Courts located in the Commonwealth of Pennsylvania should enforce the provisions of the Pennsylvania Guarantor Documents stating that the laws of the State of New York will govern the interpretation and enforceability of the Pennsylvania Guarantor Documents in an action brought in such court with respect to the Pennsylvania Guarantor Documents.

Assumptions, Qualifications and Limitations

The opinions set forth in this letter are subject to the following assumptions, qualifications, limitations, exceptions and restrictions:

1. We have made the following assumptions:

(a) Each document submitted to us for review is accurate and complete; each such document submitted to us as an original is authentic; each such document submitted to us as a copy conforms to the original document.

(b) There exists no provision in any document binding upon the Pennsylvania Guarantor that we have not reviewed that is inconsistent with the opinions stated herein.

(c) All signatures of the parties on the Indenture are genuine.

(d) Parties who are natural persons, and natural persons acting on a party’s behalf, have the requisite legal capacity.

(e) Each of the parties to the Indenture other than the Pennsylvania Guarantor (the “Other Parties”) has satisfied all legal requirements necessary to make the Indenture enforceable against it. Without limiting the generality of the

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foregoing, we have assumed that each of the Other Parties: (i) has legal existence; (ii) has taken all corporate or other action necessary to complete the transactions contemplated by the Indenture; (iii) has duly authorized, executed and delivered the Indenture; (iv) has the power to enter into the Indenture; (v) has satisfied the legal requirements that are applicable to it, to the extent necessary to make the Indenture enforceable against it, and has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Indenture against the Pennsylvania Guarantor.

(f) The Trustee will (i) act in good faith in the exercise of any rights or enforcement of any remedies under the Indenture; and (ii) comply with all requirements of applicable procedural and substantive law in exercising any rights or enforcing any remedies under the Indenture.

(g) The Indenture accurately reflects the complete understanding of the parties with respect to the transactions contemplated thereby and the rights and obligations of the parties thereunder.

(h) There are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement, modify, amend or qualify the terms of the Indenture.

(i) The conduct of the parties to the Indenture have complied with any requirement of good faith, fair dealing and conscionability.

(j) There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence.

2. When used in this letter as to any opinion or other matter, the words “our knowledge,” “actual knowledge,” or words of similar import mean the conscious awareness of facts by any of the lawyers presently with this firm who have given substantial substantive attention to the legal representation of the Pennsylvania Guarantor Parties in connection with the Transaction. “Knowledge” does not include awareness that might be obtained by a review of this firm’s files or records. We have undertaken no independent investigation or verification of such matters.

3. We express no opinion with respect to the Company or any Guarantor other than the Pennsylvania Guarantor.

4. As to certain matters of fact material to the opinions expressed herein, we have relied upon the following, without independent verification:

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(a) representations of and information provided by the Pennsylvania Guarantor in (i) Article 10 of the Indenture; and (ii) the schedules to the Indenture; and

(b) certificates of public officials.

5. The opinions expressed in this letter are limited by and subject to the effect of (a) Federal and state bankruptcy, insolvency, reorganization, receivership, rearrangement, liquidation, moratorium, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally, and (b) general principles of equity, whether applied in a proceeding in equity or at law.

6. Certain agreements, rights, remedies, waivers and other provisions of the Indenture may not be enforceable strictly in accordance with their terms under applicable laws, rules and judicial decisions; however, the unenforceability of any such agreement, right, remedy, waiver or provision does not (a) render the Indenture invalid as a whole; or (b) preclude (i) the judicial enforcement of the obligations of the Pennsylvania Guarantor to repay the principal of the Notes and (to the extent not deemed a penalty) the interest thereon; or (ii) the acceleration of the Pennsylvania Guarantor’s obligation to repay the principal of the Notes and (to the extent not deemed a penalty) the interest thereon, upon a material default by the Pennsylvania Guarantor in the payment of such principal and interest or upon a material default in any other material provision of the Loan Documents.

7. Without limiting the generality of the preceding section, we express no opinion regarding the enforceability of the following:

(a) self-help remedies;

(b) waivers and releases of the benefit of procedural or substantive rights or defenses, including, without limitation, (i) statutes of limitations, (ii) moratorium laws, (iii) laws exempting certain property and/or proceeds from execution, attachment, levy or sale, (iv) rights to notice, and (v) right to a jury trial;

(c) waivers and releases of errors, defects and imperfections in proceedings;

(d) waivers and releases of obligations of good faith, fair dealing, diligence, care, and reasonableness;

(e) provisions that entitle any Holder, as a matter of right, to the appointment of a receiver after the occurrence of a default;

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(f) provisions imposing increased interest rates or late payment charges upon delinquency in payment or the occurrence of a default;

(g) provisions imposing liquidated damages or prepayment premiums, to the extent they are deemed to be penalties or forfeitures;

(h) provisions requiring any Pennsylvania Guarantor Party to indemnify the Trustee, any Holder or any of their agents, officers, or directors, or exculpating the Trustee or any Holder from liability for its actions or inaction to the extent such indemnification or exculpation is contrary to public policy or law;

(i) provisions requiring that all waivers under and/or modifications of the Indenture be in writing;

(j) provisions relating to choice of law (except as stated in paragraph 5 of this opinion, subject to the assumptions, qualifications and limitations set forth herein) or choice of venue;

(k) provisions entitling the Trustee to act as attorney-in-fact for the Pennsylvania Guarantor;

(l) provisions for the concurrent or cumulative exercise of remedies that would have the effect of compensating the Trustee or any Holder for an amount in excess of its actual loss;

(m) provisions obligating a party to pay attorneys’ fees or other costs of collection in excess of what a court deems reasonable.

8. The enforceability of the Indenture may be limited to the extent that remedies are sought for a breach that a court concludes is not material or does not adversely affect the Trustee or any Holder.

9. The enforceability of the Indenture may be limited by unconscionable or inequitable conduct on the part of the Trustee, defenses arising from the Trustee’s failure to act in accordance with the terms and conditions of the Indenture, defenses arising as a consequence of the passage of time, or defenses arising as a result of the Trustee’s failure to act reasonably or in good faith.

10. We express no opinion with respect to any of the following: (a) title to any real property, personal property or fixtures; or (b) the creation, perfection, or priority of any liens, encumbrances or security interests in real property, personal property or fixtures.

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11. We have assumed that the State of New York has a substantial relationship to the Pennsylvania Guarantor and the other parties to the Indenture, and that there is a reasonable basis for the choice of New York laws as the laws governing interpretation and enforceability of the Indenture.

12. We have assumed that courts located in the Commonwealth of Pennsylvania would find, in an action brought in such court with respect to the Indenture, that application of the laws of the State of New York to the interpretation and enforceability of the Pennsylvania Guarantor Documents, are not contrary to a fundamental public policy of the Commonwealth of Pennsylvania.

13. The opinions set forth in this letter:

(a) are limited to the law of the State and the Federal law of the United States of America, each to the extent applicable. We express no opinion as to the laws of any other jurisdiction or the effect thereof;

(b) are based on our consideration of only those statutes, rules, regulations and judicial decisions that, in our experience, are normally applicable to transactions of the type contemplated by the Indenture;

(c) are limited to those matters that are expressly set forth in this letter, and no opinion may be inferred or implied beyond the matters expressly set forth in this letter;

(d) must be read in conjunction with the assumptions, qualifications, limitations, exceptions and restrictions set forth in this letter;

(e) are rendered as of the date of this letter, and we assume no obligation to update or supplement this opinion at any time or for any reason, including, without limitation, any changes in applicable law or changes of any facts or circumstances of which we become aware;

(f) are for the Company’s use in connection with the Transaction, and may not be used or relied upon for any other purpose. Davis Polk & Wardwell LLP may rely upon this opinion as if it were addressed to them and this opinion may be filed as an exhibit to the Registration Statement.

Very truly yours,

/s/ Saul Ewing LLP